UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/22/2014

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 22, 2014, Discovery Communications, Inc. (the “Company”) entered into a share repurchase agreement (the “Agreement”) with Advance/Newhouse Programming Partnership (“ANPP”) to repurchase from ANPP shares of the Company’s Series C convertible participating preferred stock, par value $0.01 per share (“Series C Preferred Stock”), on a quarterly basis in a manner intended to maintain ANPP’s current ownership percentage of the Company, as the number of outstanding shares of the Company’s Series C common stock, par value $0.01 per share (“Series C Common Stock”), may be reduced from time to time as a result of repurchases under the Company’s existing share repurchase program (the “Share Repurchase Program”).
Under the Agreement, on the second business day after the Company issues its regular earnings release for each fiscal quarter (commencing with the fiscal quarter ending June 30, 2014), the Company will repurchase from ANPP a number of shares of Series C Preferred Stock convertible into a number of shares of Series C Common Stock equal to three-sevenths (3/7) of all shares of Series C Common Stock repurchased by the Company pursuant to the Share Repurchase Program during the then most recently completed fiscal quarter. The purchase price per share of Series C Preferred Stock on each repurchase date under the Agreement will be equal to 99% of the average price per share of Series C Common Stock paid by the Company for shares of Series C Common Stock repurchased by the Company during the applicable fiscal quarter, multiplied by the applicable Series C conversion rate, as set forth in the Company’s restated certificate of incorporation.
For purposes of calculating the number of shares to be repurchased under the Agreement on any repurchase date and the applicable purchase price, shares of Series C Common Stock repurchased under the Share Repurchase Program prior to the execution of the Agreement, and shares repurchased under the Share Repurchase Program after any delivery by the Company to ANPP of a Termination Notice (as defined below), will be excluded.
The Agreement terminates effective upon the earliest of:

•	immediately after the occurrence of the first repurchase under the Agreement to occur following the termination or expiration of the Share Repurchase Program;

•
the date of any public announcement of (i) a tender or exchange offer for shares of the Company’s common stock by the Company or any other person or entity or (ii) a merger, acquisition, recapitalization or comparable transaction as a result of which shares of the Company’s common stock are to be exchanged or converted into shares of an entity other than the Company;

•
ANPP’s insolvency or the date on which ANPP becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment;

•
immediately after the occurrence of the first repurchase under the Agreement to occur following the delivery by the Company (in its sole discretion) to ANPP of written notice of termination of the Agreement (a “Termination Notice”), except that if the number of shares that would be repurchased would be zero, such termination will be effective upon the delivery of the Termination Notice; and

•	the delivery by ANPP (in its sole discretion) to the Company of a Termination Notice.
From and after the effectiveness of any termination of the Agreement, all obligations of either party under the Agreement will terminate (including, for the avoidance of doubt, any obligation to purchase or sell shares of Series C Preferred Stock with respect to repurchases of shares of Series C Common Stock under the Share Repurchase Program prior to the effectiveness of such termination).
The Agreement does not obligate the Company to repurchase any shares of its common stock under the Share Repurchase Program. The repurchases of shares of Series C Preferred Stock under the Agreement will be effectuated outside of the Share Repurchase Program.
Cautionary Statement Concerning Forward-Looking Statements
This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties and on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Annual Report on Form 10-K filed with the SEC on February 20, 2014. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements in this Current Report on Form 8-K include, without limitation, statements regarding the Company’s anticipated repurchases of Series C Preferred Stock under the Agreement and repurchases of shares of Series C Common Stock under the Share Repurchase Program. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Share Repurchase Agreement, entered into as of May 22, 2014, by and between Discovery Communications, Inc. and Advance/Newhouse Programming Partnership

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: May 22, 2014	By:	/s/ Andrew Warren
Andrew Warren
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Share Repurchase Agreement, entered into as of May 22, 2014, by and between Discovery Communications, Inc. and Advance/Newhouse Programming Partnership

5